May 1, 1999

Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders of Technical Chemicals and Products, Inc. (the "Company"), which will be held at The Weston Hotel, 400 Corporate Drive, Fort Lauderdale, Florida (Cypress Creek Road East of I-95), on Friday, June 18, 1999, at 10:00 a.m., local time.

     The notice of meeting and proxy statement on the following pages covers the formal business of the meeting. Whether or not you expect to attend the meeting, please sign, date, and promptly return your proxy in the enclosed envelope to assure your shares will be represented at the meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

     The continuing interest of the shareholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.


                                          Sincerely,



                                          /s/
                                          ----------------------------------
                                          Jack L. Aronowitz
                                          President, Chief Executive Officer
                                          and Chairman of the Board of Directors

                     TECHNICAL CHEMICALS AND PRODUCTS, INC.
                              3341 S.W. 15th Street
                          Pompano Beach, Florida 33069


                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 18, 1999

     The Annual Meeting of Shareholders of Technical Chemicals and Products, Inc. will be held at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida (Cypress Creek Blvd. East of I-95) on Friday, June 18, 1999, at 10:00 a.m., local time, for the following purposes:

   o To elect two Class I directors for a three-year term  expiring in 2002; and

   o To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 1, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.


                                             By Order of the Board of Directors,




                                             /s/
                                             -----------------------------
                                             Martin Gurkin, Ph.D.
                                             Secretary




Pompano Beach, Florida
May 1, 1999

                     TECHNICAL CHEMICALS AND PRODUCTS, INC.

                     --------------------------------------

                                 PROXY STATEMENT

                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This proxy statement is first being sent to shareholders on or about May 18, 1999, in connection with the solicitation of proxies by the Board of Directors of Technical Chemicals and Products, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on Friday, June 18, 1999, and at any adjournment thereof (the "Meeting"). The close of business on May 1, 1999, has been fixed as the record date of the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 10,577,893 shares of $.001 par value common stock ("Common Stock"), entitled to one vote per share.

     Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If shareholders specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxies will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of the directors listed on the proxies. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

     Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.

     Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Company's common stock represented at the Meeting constitute a quorum. With respect to matters to be acted upon at the Meeting, abstentions and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

     The expense of preparing, printing and mailing proxy materials to shareholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock.

     The executive offices of the Company are located at 3341 S.W. 15th Street, Pompano Beach, Florida 33069. The Company's telephone number is (954) 979-0400.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes of directors. The Company's Articles of Incorporation provide that at each annual election, directors shall be chosen by class for a term of three years, to preserve, as evenly as practicable, the division of directors into classes. The current terms of the three classes of directors expire in 1999 (Class I directors), 2000 (Class II directors) and 2001 (Class III directors). Two director nominees are to be elected at the Meeting as a Class I director for a term ending in 2002, or until their respective successors shall have been elected and qualified.

     The Board of Directors has nominated Jack L. Aronowitz and Noel Buterbaugh to each stand for election at the Meeting for the Class I director seats. See "Management-Directors and Executive Officers" for information regarding Messrs. Aronowitz and Buterbaugh. The nominees' current terms will expire on the date of the Meeting. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of Mr. Aronowitz or Mr. Buterbaugh. Should either Mr. Aronowitz or Mr. Buterbaugh become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe Mr. Aronowitz or Mr. Buterbaugh will be unable or unwilling to serve if elected.

                  SECURITY AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 15, 1999 with respect to the Common Stock owned by (1) any person who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities, (2) each director and director nominee of the Company, (3) each executive officer named in the Summary Compensation Table and
(4) all directors and executive officers as a group.


                                                               Amount and Nature of
Name and Address of Beneficial Owner(a)                        Beneficial Ownership(b)      Percent

Jack L. Aronowitz ..........................................         4,632,316(c)            43.8%

Dimensional Fund Advisors, Inc.
  1299 Ocean Avenue
  11th Floor
  Santa Monica, California  90401..........................            739,400                6.99%

Martin Gurkin...............................................            52,400(d)             *

Stuart R. Streger...........................................            26,533(d)             *

Jay E. Eckhaus..............................................             5,200(d)             *

Clayton Rautbord............................................             4,600(d)             *

Kathryn R. Harrigan.........................................             4,000(d)             *

Stanley M. Reimer...........................................             2,000(d)             *

Noel Buterbaugh.............................................             1,000                *

All directors and executive
Officers as a group (8 persons).............................         4,657,399               44.0%
---------------

     (a) The business address for Messrs. Aronowitz, Gurkin, Streger, Eckhaus, Rautbord, Buterbaugh, and Reimer, and Ms. Harrigan is 3341 S.W. 15th Street, Pompano Beach, FL 33069.

     (b) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power.

     (c) Includes 500,000 shares that may be acquired upon exercise of a currently exercisable warrant and 370,000 shares as to which Mr. Aronowitz holds a voting proxy. With respect to such voting proxy, the Company has been informed that, since the date of such proxy, the legal ownership of 345,000 shares may have been transferred ("Transferred Shares"). The Company has been unable to determine whether the beneficial ownership of such Transferred Shares has changed as a result of the transfers, in which event Mr. Aronowitz would no longer have the right to vote such shares.

     (d) Includes options that are currently exerciseable in the following amounts: Mr. Gurkin - 52,000; Mr. Streger - 25,333; Mr. Eckhaus - 5,000; Ms. Harrigan - 3,000; Mr. Rautbord - 3,000; and Mr. Reimer - 1,000.

* Less than 0.5%

                                   MANAGEMENT

Directors and Executive Officers

     Set forth below is certain information as of April 15, 1999, concerning the Company's executive officers, current directors, and nominees for director.

                                                                                                       Year First
                                                                                                        Became a
Name                                Position(s)                                             Age          Director

Jack L. Aronowitz                   President,  Chief Executive Officer, and Chairman of    59            1992
                                    the  Board of  Directors  (Class I -  nominee  for a
                                    term expiring in 2002)
Noel Buterbaugh                     Director  (Class I - nominee for a term  expiring in    66            1998
                                    2002)
Martin Gurkin, Ph.D.                Senior Vice President,  Chief Operating  Officer and    66            1996
                                    Director (Class III - term expiring in 2001)
Kathryn R. Harrigan, M.B.A.,        Director (Class III - term expiring in 2001)            47            1996
D.B.A.
Clayton Rautbord                    Director (Class II - term expiring in 2000)             71            1996
Stanley M. Reimer, Ph.D.            Director (Class II - term expiring in 2000)             69            1998
Jay E. Eckhaus                      Vice President and General Counsel                      54
Stuart R. Streger, C.P.A.           Vice President and Chief Financial Officer              48


     JACK L. ARONOWITZ, the founder of the Company, has been President and Chairman of the Board of Directors since January 1992 and Chief Executive Officer since January 1996. Prior to founding the Company, Mr. Aronowitz served as Executive Vice President, Technical Director and Director of Operations of TechniMed Corporation ("Technimed") from May 1985 to October 1991 and as President from January 1983 to April 1985. TechniMed was engaged in the medical diagnostic and biochemical businesses. Mr. Aronowitz has been involved in the development and commercialization of medical diagnostic products for over 35 years. Mr. Aronowitz is the President of the Florida Institute of Chemists.

     NOEL BUTERBAUGH has been a Director of the Company since April 1998. He has 45-plus years of experience in biotechnology and medical technology. Mr. Buterbaugh is President and Chief Executive Officer of BioWhittaker, Inc., ("BioWhittaker") which was acquired by Cambrex Corporation (NYSE: CMB) in 1997. He has been with BioWhittaker since the early 1950s and became its President in 1979. BioWhittaker is a major supplier of cell cultures and related scientific products to the biotechnology industry and the leading supplier worldwide of these biological products to the medical and clinical diagnostics industry. He holds a Bachelor of Science degree in Business Administration from American University in Washington, D.C. In addition to his corporate responsibilities, Mr. Buterbaugh presently is a Director for the Maryland Health Care Development Corporation and Director for the High Technology Council of Maryland. His previous outside service included posts as a Director of the Health Industry Manufacturers Association (HIMA) and Chairman of the HIMA Science and Technology Steering Committee, as well as a member of the U.S. Department of Commerce Technical Advisory Committee on Biotechnology (BIOTAC).

     MARTIN GURKIN, Ph.D. has been Senior Vice President, Chief Operating Officer and a Director of the Company since January 1996. As of March 5, 1999, Dr. Gurkin retired as Senior Vice President and Chief Operating Officer. Prior to joining the Company, Dr. Gurkin served as Vice President of ISCO, Inc., a company engaged in the manufacture of scientific analytical instrumentation, from October 1989 to December 1995. Prior to joining ISCO, Inc., Dr. Gurkin was employed in various capacities for over 17 years by E. M. Science (an affiliate of E. Merck KGAA), a company engaged in the manufacturing of laboratory reagents and chromatography supplies.

     KATHRYN R. HARRIGAN, M.B.A., D.B.A., has been a Director of the Company since 1996. Dr. Harrigan has been a professor at Columbia Business School since 1981 and was named the Henry L. Kravis Professor of Business Leadership at Columbia Business School in 1993. Since 1994, Professor Harrigan has served on the Board of Directors of Cambrex Corporation (AMEX: CMB), a company engaged in the international specialty chemicals business. She is also a Director of Johns Manville Corp. (NYSE: JM), an international building and filtration company, as well as a Director or advisor of various other privately-held companies.

     CLAYTON L. RAUTBORD has been a Director of the Company since August 1996. Mr. Rautbord is presently the Secretary and Treasurer of Wenk Aviation Insurance Corporation. From 1980-1989, he was the founder and President of Photo Con-X-Ion, Inc., a manufacturer of photographic chemicals, and was the President and CEO of APECO, a company listed on the NYSE, from 1963 to 1974. In addition to TCPI's Board of Directors, Mr. Rautbord also serves on the Board of Directors of Albany Bank and Trust Company in Chicago.

     STANLEY M. REIMER, Ph.D. has been a Director of the Company since September 1998. Dr. Reimer has more than 30 years of diverse experience in the healthcare industry, including basic and applied research and technical, clinical and public health management. Since 1988, Dr. Reimer has been President of Laboratory Management Associates, which provides direction and consultation to the clinical laboratory and healthcare industry. He also served as Assistant Commissioner of Health and Director of the Public Health Laboratories for the City of New York from 1991 to 1996. In addition, Dr. Reimer previously was Vice President and General Manager of Allied Clinical Laboratories from 1985 to 1988, and Vice President and Area Manager with Bio-Science Laboratories from 1971 to 1985. Dr. Reimer holds Bachelor of Science degrees in chemistry and physiology from Allegheny College and both his Master of Science degree and Ph.D. in biochemistry from Rutgers University. His research and teaching affiliations included Academy of Senior Professionals at Eckerd College; Harvard Medical School; Beth Israel Hospital (Boston, MA); National Heart Institute; Downstate Medical Center (Brooklyn, NY); Long Island University; and Woods Hole Marine Biology Laboratories. He also holds Laboratory Director's Licenses in Florida and New York State.

     JAY E. ECKHAUS has been Vice President and General Counsel since March 1998. Mr. Eckhaus has more than 25 years of corporate and commercial legal experience gained with one of the premiere consumer product companies in the United States as well as the domestic operation of a prominent multinational European technology company and in private practice. From 1973 to 1989, he held various senior level positions at General Foods Corporation, including vice president and chief counsel of its baking operations as well as assignments in both domestic and international food operations. He also served as vice president, general counsel and secretary for the U.S. operations of Alfa-Laval AB, a leading European technology company. Since 1990, Mr. Eckhaus has been practicing corporate and commercial law. He received his Juris Doctorate Degree from The Ohio State University and his Bachelor of Science Degree in Business Administration from Bowling Green State University.

     STUART R. STREGER, C.P.A. has been Vice President and Chief Financial Officer of the Company since April 1996. Prior to joining TCPI, Mr. Streger served as Chief Financial Officer of Carfel, Inc., an auto parts manufacturer and after-market distribution company from September 1994 to March 1996. From August 1993 to September 1994, he was Chief Financial Officer of Chick Master International, a global manufacturer and distributor of poultry equipment. From August 1980 to August 1993, Mr. Streger was Chief Financial Officer of Rosco Laboratories, Inc., a worldwide distributor and manufacturer of television and film production products. From 1973 to 1977, Mr. Streger was employed as a senior auditor and served in many other capacities with the accounting firm of KPMG Peat Marwick LLP.

     There is no family relationship between any executive officer or director of the Company.

     Meetings of the Board of Directors and Standing Committees

     During 1998, the Company's Board of Directors held nine meetings. Each incumbent director attended each meeting.

     During 1998, the Company had a Compensation Committee (which also served as the administrator for the Company's 1992 Stock Option Plan), an Audit Committee, and a Board Organization and Governance Committee. All such Committees consisted of non-employee directors Ms. Harrigan, Mr. Rautbord and Mr. Reimer.

     The Compensation Committee recommends to the Board of Directors base salary levels, bonuses and stock option grants for the Chief Executive Officer and reviews compensation levels of other officers of the Company. The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans.

     The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified accountants to review the scope and results of the audit and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices.

     The  Board  Organization  and  Governance   Committee  is  responsible  for
corporate governance and also serves as the Nominating Committee.

Compensation of Directors

     Each non-employee director of the Company is paid an annual fee of $5,000. Each non-employee director acting as a Committee Chair receives an additional $500 per year. In addition, each non-employee director receives $500 for each Committee and Board meeting attended, provided that the Committee meeting is other than on a day when a Board Meeting is held. Non-employee directors are also reimbursed for their travel expenses to meetings of the Board of Directors. On April 2, 1999, each non-employee director received 1,000 shares of the Company's stock as additional compensation. No director who is an employee of the Company receives separate compensation for services rendered as a director.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the compensation paid by the Company, during the fiscal years ended December 31, 1998, 1997and 1996 to the officers whose names appear in the table below. No restricted stock awards, long-term incentive plan payouts or other types of compensation other than the compensation identified in the chart below were paid to these officers. No other executive officer of the Company earned a total annual salary and bonus during 1998, 1997 and 1996 in excess of $100,000.


                                                                                                  Long Term
                                                     Annual Compensation                        Compensation
                                   -----------------------------------------------------        --------------
                                                                                                Securities
              Name and                                                     Other Annual         Underlying
         Principal Position        Year(a)    Salary($)     Bonus($)     Compensation($)        Options(#)

   Jack L. Aronowitz                 1998    $  160,864            --    $     13,076(b)              --
     President, Chief Executive      1997       151,938            --          24,644(b)
     Officer and Chairman of         1996       144,703            --          13,937(b)
     the Board

   Martin Gurkin                     1998       139,550    $  10,000           3,085(b)            1,000
     Senior Vice President and       1997       131,156       25,000           3,236(b)           11,000
     Chief Operating Officer         1996        88,042           --           2,157(b)
     and Director

   Jay E. Eckhaus                    1998        97,116       18,750           1,113(b)           15,000
     Vice President                  1997            --
     and General Counsel             1996            --

   Stuart R. Streger                 1998       134,514       25,000           3,085(b)            1,000
     Vice President and              1997       127,625       35,000           2,126(b)           11,000
     Chief Financial Officer         1996        81,654           --             886(b)           20,000

(a) No amounts are shown for Mr. Eckhaus for 1997 and 1996 because he was not employed by the Company at that time.

(b) Includes the cost of an automobile and/or health insurance.

Option Grants and Exercises; Long-Term Incentive Plans in 1998

     The following table shows the grants of stock options by the Company during the fiscal year ended December 31, 1998 to the executive officers named in the Summary Compensation Table.

                              Individual Grants
                         --------------------------
                          Number of    Percent of                                 Potential Realizable Value at
                         securities      Total                                   Assumed Annual Rate of Stock
                         underlying  Options/Grants                           Price Appreciation For Option Term(a)
                          Options     to Employees   Exercise    Expiration   -------------------------------------
          Name           Granted    in Fiscal Year    Price         Date                 5%                10%
   -----------------------------------------------------------------------------------------------------------------
   Martin Gurkin           1,000        0.87%        $10.375      3/05/00                $886            $1,802
   Jay E. Eckhaus          5,000        4.33%        $ 9.063      3/04/04             $12,519           $27,664
                           5,000        4.33%        $ 9.063      3/04/05             $15,411           $34,961
                           5,000        4.33%        $ 9.063      3/04/06             $18,447           $42,989
   Stuart Streger          1,000        0.87%        $10.375      7/01/03             $ 2,866           $ 6,334

  (a) The potential realizable values set forth under these columns result from calculations assuming 5% and 10% annualized stock price growth rates from grant dates to expiration dates and are not intended to forecast future price appreciation of the Company's Common Stock based upon growth at these prescribed rates. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown factors. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises And Period-End Values

         None.

Compensation Committee Interlocks and Insider Participation

     During 1998, there were no interlocking relationships of the Compensation Committee. Each member serving on the Compensation Committee was an outside Director.

     The Company and Mr. Aronowitz are parties to an exclusive, worldwide license agreement dated January 31, 1996 ("License Agreement") under which the Company has the right to manufacture, promote, market and sell all medical, pharmaceutical and health care products and devices created by Mr. Aronowitz on or before the date of the License Agreement. The License Agreement is for a term of twenty years with automatic renewals and requires annual fees equal to the greater of (i) 3% of net collected sales revenues from products based upon certain technology or (ii) $10,000, with an aggregate maximum limitation of $10,000,000. The License Agreement replaces an earlier license agreement with similar provisions. During 1997 and 1996, Mr. Aronowitz earned approximately $148,000 and $114,000, respectively, pursuant to the License Agreement. He waived all licensing fees due him for the years ended December 31, 1995 and 1994. Mr. Aronowitz is also party to an employment contract with the Company. See "- Employment Contracts."

Employment Contracts

     The Company entered into an employment agreement with Jack L. Aronowitz, as of January 1, 1993, as amended on September 27, 1996 and October 9, 1998, pursuant to which Mr. Aronowitz serves as President of the Company. The agreement provides that Mr. Aronowitz receive: (i) a base salary of $159,535, increased annually by 5%; and (ii) an annual bonus of 5% of the Company's consolidated pre-tax income. The agreement also provides that Mr. Aronowitz is entitled to health insurance, a car allowance of $10,000 per year, other fringe benefits, and, at the Board's discretion, further bonuses and reimbursement for various expenses. In addition, the agreement prohibits Mr. Aronowitz (x) during and after the term of the agreement, from disclosing confidential information relating to the Company and (y) during the term of the agreement and for a period of two years after termination thereof, from competing with the Company anywhere in the United States where the Company is engaged in business or has evidenced an intention to engage in business. Notwithstanding the foregoing, if Mr. Aronowitz's employment is terminated by the Company for any reason other than Mr. Aronowitz having engaged in any material act of dishonesty, disloyalty, negligence and/or fraud which is, or may be, damaging to the Company's business, the Company must pay Mr. Aronowitz two times his then base salary plus an amount equal to two times the last bonus paid to or accrued for him pursuant to the agreement (three times base salary plus bonus in the event of termination following a "change of control," as defined in the agreement).

     The Company entered into an employment agreement with Martin Gurkin, dated as of February 26, 1996, pursuant to which Dr. Gurkin serves as a Senior Vice President of the Company. Under the Agreement Dr. Gurkin's current base salary is $144,427, which may be increased at the Board of Directors' discretion. The agreement also provides that Dr. Gurkin receive a bonus based on a percent of forecasted net sales agreed upon as the Company's annual target. Dr. Gurkin also receives health insurance, other fringe benefits, and, at the Board of Directors' discretion, reimbursement for various expenses. In addition, the agreement prohibits Dr. Gurkin: (i) during and after the term of the agreement, from disclosing confidential information relating to the Company; and (ii) during the term of the agreement and for a period of two years after the termination thereof, from competing with the Company anywhere in the United States where the Company is engaged in business or has taken steps to engage in business. Notwithstanding the foregoing, if Dr. Gurkin's employment is terminated by the Company other than for cause (as that phrase is defined in the agreement) or due to the death or disability of Dr. Gurkin, the Company must pay Dr. Gurkin an amount equal to two times his then base salary as liquidated damages. Mr. Gurkin retired as an employee of the Company on March 5, 1999. He remains a director of the Company.

     On October 9, 1998, the Company entered into employment agreements with Jay
E. Eckhaus and Stuart R. Streger, Vice President and General Counsel and Vice President and Chief Financial Officer, respectively. Under the Agreements, Messrs. Eckhaus' and Streger's current base salaries are $131,250 and $137,812 respectively, which may be increased at the discretion of the Board of Directors. The Agreements also provide that Messrs. Eckhaus and Streger may receive yearly bonuses at the discretion of the Board of Directors. Messrs. Eckhaus and Streger also receive health insurance, other fringe benefits and reimbursement for business expenses. In addition, the agreements prohibit Messrs. Eckhaus and Streger during and after the expiration of the agreement for a period five years from disclosing confidential information relating to the Company. Each of the aforementioned agreements provide that in the event that the employment of either of them is terminated by the Company for any reason other than for Cause (as defined in the agreement) or by the Employee without Good Reason (as defined in the agreement), the aforementioned Employee receives an amount equal to the Employee's base salary for the remainder of the term of the respective agreement plus an amount equal to the bonus paid to such Employee in the previous fiscal year (two times salary plus bonus in the event of termination following a "change if control" as defined in the agreement.)

Related Party Transaction

     During August 1998, the Company's outside directors unanimously approved the Company's guarantee for a period of up to 90 days of $750,000 of the collateral obligations of Mr. Aronowitz's family limited partnership (Partnership) to a brokerage house. Under the terms of the Company's agreement with the Partnership, the brokerage house called on the Company's guarantee, the Partnership then executed and delivered to the Company a promissory note personally guaranteed by Mr. Aronowitz in an amount equal to the amount of the guarantee. The note is a six month note payable on demand and bears interest at the rate of interest charged by the brokerage house (7 3/4 % at December 31, 1998). In February 1999, accrued interest was paid and the note was extended an additional three months. The balance of funds advanced under the note is approximately $747,000 at December 31, 1998 and is included in due from related party in the balance sheet based on the Company's understanding that such amounts will be repaid during 1999.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Compensation Committee is pleased to present its report on executive compensation. This report describes the components of the Company's executive officer compensation programs and the basis on which compensation determinations for 1998 were made with respect to the executive officers of the Company.

     The Compensation Committee believes that the objectives of executive compensation are to attract, motivate and retain the highest quality executives, to align the interests of these executives with those of the Company shareholders and to motivate the Company executives to increase shareholder value by improving corporate performance and profitability. To meet these objectives, the Compensation Committee will seek to provide a competitive total compensation package that enables the Company to attract and retain key personnel; to provide variable compensation opportunities, primarily on an annual basis, that are linked to corporate performance goals; and to provide long-term compensation opportunities, through stock options, that align executive compensation with value received by stockholders. The compensation program for executive officers is comprised of the following components: base salary, annual incentive compensation and stock options. Base salaries for executives are determined initially by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among public companies of the size of, or in businesses similar to, the Company.

     For 1998, compensation, including salary, bonuses and stock option grants, for the executives other than the Chief Executive Officer was set based principally upon the factors described in the previous sentence. Compensation for the Chief Executive Officer was set based upon the Chief Executive's employment agreement (see "Employment Contracts").

     The Compensation Committee intends to periodically review the Company's compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. Salary adjustments ordinarily will be determined and made at 12-month intervals.


     Respectfully submitted,




     /s/
     -----------------------
     Kathryn R. Harrigan
     Noel Buterbaugh
     Clayton Rautbord

                            STOCK PERFORMANCE GRAPH

     The following graph shows the Company's cumulative total return to shareholders compared to the Russell 2,000 Index and a peer group consisting of healthcare stocks (excluding biotechnology companies) identified below as "Nasdaq Health Services." The graph shows cumulative total return over the period from February 2, 1995, the first day that the Company was traded publicly, and the end of the fiscal year 1998, based on an initial investment of $100. Total shareholder return assumes dividend reinvestment. The stock performance shown on the following graph is not indicative of future price performance.

                       [STOCK PERFORMANCE GRAPH NOT SHOWN]



                          February 2, 1995   December 31,      December 31,     December 31,      December 31,
          Name                                   1995              1996             1997              1998
------------------------- ----------------- ---------------- ----------------- ---------------- -----------------
          TCPI                  $100             $500              $228             $284              $ 37
------------------------- ----------------- ---------------- ----------------- ---------------- -----------------
      Russell 2000              $100             $130              $152             $186              $184
------------------------- ----------------- ---------------- ----------------- ---------------- -----------------
     Nasdaq Health
        Services                $100             $121              $121             $123              $104
------------------------- ----------------- ---------------- ----------------- ---------------- -----------------

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received by it, the Company believes that during 1998, Forms 3, 4 and 5 filings appear to have been made when due.

                       INFORMATION CONCERNING INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

         The Company's Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1999. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.


              PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING

     Proposals of shareholders intended for presentation at the 2000 annual meeting must be received by the Company on or before December 19, 1999, in order to be included in the Company's proxy statement and form of proxy for that meeting.

     The Company's bylaws also require advance notice to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of the Company not less than 60 days, nor more than 90 days, prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     In addition to the matters required to be set forth by the rules of the Securities and Exchange Commission, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth (a) the text of the proposal to be presented and a brief written statement of the reasons why such shareholder favors the proposal, (b) the name and address of such shareholder, (c) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice and (d) any material interest of the shareholder in such proposal.

     A shareholder's notice with respect to a director nomination must set forth
(a) the name of the person to be nominated, (b) the number and class of all shares of each class of stock of the Company beneficially owned by such person,
(c) the information  regarding such person required by paragraphs (a) and (d) of
Item 401 of Regulation S-K adopted by the  Securities  and Exchange  Commission,
(d) such person's signed consent to serve as a director of the Company if elected, (e) such shareholder's name and address and (f) the number and class of all shares of each class of stock of the Corporation beneficially owned by such shareholder.

     The complete Bylaws provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of the Company.

                                  OTHER MATTERS

     The Company will provide to any shareholder, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedule thereto, for its fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission. All such requests should be directed to Technical Chemicals and Products, Inc., Investor Relations, P.O. Box 9748, Ft. Lauderdale, Florida 33310. No charge will be made for copies of such annual report; however, a reasonable charge for exhibits, if requested, will be made.

                                             By Order of the Board of Directors,




                                             /s/
                                             -----------------------------
                                             Martin Gurkin, Ph.D.
                                             Secretary


Pompano Beach, Florida
May 1, 1999